Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL CORPORATION NAMES

MARK E. SEATON AS CHIEF FINANCIAL OFFICER

SANTA ANA, Calif., March 28, 2013 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, announced today that Mark E. Seaton has been named chief financial officer.

Seaton, who began his career with First American in 2006 and until his appointment served as senior vice president of finance, will replace current Executive Vice President and Chief Financial Officer Max O. Valdes, who is retiring after 25 years with the company. Valdes will remain with the company until March 2014 to assist with the transition.

During his tenure with First American, Seaton’s roles have included management of the company’s financial planning, treasury, investments and investor relations activities. In addition, he has been a driving influence on the company’s strategic planning and margin improvement initiatives.

“Mark’s proven financial management and strategic planning skills make him an ideal choice to fill the chief financial officer role,” said Dennis Gilmore, chief executive officer of First American Financial Corporation. “These skills, together with the depth of his knowledge about our company and our industry, have earned him the confidence of our employees, our board of directors and our investors.”

Prior to joining First American, Seaton worked in private equity and in the investment banking industry. He holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from The Tuck School of Business at Dartmouth College.

Valdes joined First American in 1988 and filled a variety of financial management roles prior to being named CFO of First American Financial Corporation in 2010. “Max’s contribution to our company over the last 25 years will have a lasting impact,” Gilmore noted. “As we streamlined our business and positioned it for growth over the last several years, his counsel and leadership proved invaluable.”

First American Financial Corporation Names Mark E. Seaton as Chief Financial Officer

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust, and investment advisory services. With revenues of approximately $4.5 billion in 2012, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

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Media Contact: Carrie Loranger Corporate Communications First American Financial Corporation (714) 250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation (714) 250-5214